AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 1, 2003

                                                           REGISTRATION NO. 333-
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ICAD, INC.
             (Exact name of registrant as specified in its charter)

                Delaware                                02-0377419
   (State or other jurisdiction of         (I.R.S. Employer Identification No.)
    Incorporation or organization)

                            4 Townsend West, Suite 17
                           Nashua, New Hampshire 03063
                                 (603) 882-5200
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     W. Scott Parr, Chief Executive Officer
                                   iCAD, Inc.
                            4 Townsend West, Suite 17
                           Nashua, New Hampshire 03063
                                 (603) 882-5200
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

                             Robert J. Mittman, Esq.
                                Ethan Seer, Esq.
                                 Blank Rome LLP
                              405 Lexington Avenue
                            New York, New York 10174
                             Telephone (212 885-5000
                            Facsimile: (212) 885-5001

Approximate date of proposed commencement of sale to public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest Investment plans please check the following box. |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

                         Calculation of Registration Fee

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Title of each class of
securities to             Amount to be            Proposed Maximum            Proposed Maximum            Amount of
be Registered             Registered              Aggregate Price Per Unit    Aggregate Offering Price    Registration Fee
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Common Stock $.01
par value(1)               500,000 shares(2)      $2.80(3)                    $1,400,000(4)               $113.26
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(1)   Represents shares to be sold by the selling stockholder.

(2) Pursuant to Rule 416 of the Securities Act of 1933, there are also being registered such additional shares as may be offered or issued to the selling stockholder to prevent dilution resulting from stock dividends, stock splits or similar transactions.

(3) Estimated solely for purpose of calculating the registration fee. Pursuant to Rule 457(c) of the Securities Act of 1933, as amended, the registration fee has been calculated based upon the average of the high and low prices, as reported by Nasdaq, for the registrant's Common Stock as of July 29, 2003.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

 The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   Subject to Completion, Dated August 1, 2003

PROSPECTUS

                                   ICAD, INC.

                         500,000 shares of Common Stock

      The selling stockholder listed on page 14 of this prospectus is offering for resale up to 500,000 shares of common stock beneficially owned by it. The common stock may be offered from time to time by the selling stockholder through ordinary brokerage transactions in the over-the-counter markets, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices and in other ways as described in the "Plan of Distribution".

      We will not receive any of the proceeds from the sale of the shares by the selling stockholder.

      Our common stock is listed on the Nasdaq National Market under the symbol "ICAD" On July 31, 2003, the last sale price of our common stock as reported by Nasdaq was $2.78 per share.

      Investing in our common stock involves a high degree of risk. For more information, see "Risk Factors" beginning on page 3.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is ________, 2003

                                Table of Contents

                                                                            Page
                                                                            ----

Forward-looking Statements.....................................................3
The Company....................................................................3
Risk Factors...................................................................3
Use of Proceeds...............................................................13
Selling Stockholder...........................................................14
Plan of Distribution..........................................................14
Legal Matters.................................................................16
Experts.......................................................................16
Where You Can Find More Information...........................................16
Incorporation of Certain Documents By Reference...............................17

                           Forward-looking Statements

      Certain statements in this Registration Statement or the documents incorporated by reference in this Registration Statement constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of iCAD, Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, those set forth under the caption "Risk Factors." The words "believe," "expect," "anticipate," "intend," and "plan" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which speak only as of the date of the statement was made. iCAD, Inc. undertakes no obligation to update any forward-looking statement.

                                   The Company

      iCAD manufactures and distributes a computer-aided (CAD) system used in the early detection of breast cancer. iCAD offers the fastest CAD system available, the only system to look for asymmetries, and the most effective system available to detect breast masses.

      iCAD, the only vertically integrated company in its market, also manufactures medical film digitizers for a variety of medical imaging and other applications.

      iCAD was incorporated under the laws of the State of Delaware in 1984 under the name Howtek, Inc. and changed its name to iCAD, Inc. in June 2002. Its principal executive offices are located at 4 Townsend West, Suite 17, Nashua, New Hampshire 03603, and its telephone number is (603) 882-5200.

      Unless the context requires otherwise, reference in this prospectus to "we", "us" ,"our", "iCAD", or "Company" refers to Icad, Inc. and its subsidiaries.

                                  Risk Factors

      We operate in a changing environment that involves numerous known and unknown risks and uncertainties that could materially adversely affect our operations. The following highlights some of the factors that have affected, and in the future could affect, our operations.

Our business is subject to a number of risks including the risks set forth below.

The migration of our principal lines of business over the past three years has resulted in declining sales and a dependence upon our medical imaging products.

      In 1999 we decided to shift our business focus from prepress and graphic arts products, which then accounted for a majority of our revenues, to our products for use in the medical and photographic markets, which we believed would provide us with higher margins. In 2002, we acquired a privately held software development company with an FDA approved system for computer-aided detection of breast cancer, and further narrowed our business focus to concentrate primarily on its new CAD medical software and systems business, and secondarily on our existing medical digitizer business. In the fourth quarter of 2002 we completed the licensing and divestiture of our graphic arts and prepress business lines. As a result of this migration, our revenues declined from approximately $7.8 million in 2000 to approximately $5.0 million in 2002 and we have become totally dependent upon sales of our CAD medical imaging and digitizer products. There can be no assurance that these actions will result in increased sales or that any such increase will offset the reduction in sales as a result of our divestiture of our prepress and graphic arts and photographic products.

We have incurred significant annual losses and we may not be able to achieve and sustain continuing annual profitability.

      As of December 31, 2002, we have incurred losses in excess of $60 million in the aggregate since our inception, including a net loss of approximately $9.4 million during the year ended December 31, 2002. Although we reported net income of $76,558 in the first quarter of 2003 on sales of $2,214,012, results for the first quarter of 2003 may not be indicative of future performance. There can be no assurance that we will be able to achieve and sustain future profitability.

Our medical digitizer business has been adversely affected by our acquisition and commercialization of a CAD product line.

      Prior to acquisition of a CAD product line, we promoted our medical digitizer line to a variety of current and prospective customers offering or seeking to offer their own CAD products. With the acquisition of a CAD product line, we have entered into a competitive or potentially competitive position with respect to such current and prospective customers, which has, in some cases, led current and prospective customers to seek alternative suppliers of medical digitizers. Our sales and marketing efforts, moreover, have concentrated on CAD products during 2002, and we have limited development and support of our medical digitizer product channels during this time. There can be no assurance that these actions will result in increased sales of CAD products or that sales of our medical digitizer products will not continue to decline.

We may need additional financing to implement our strategy and expand our business.

      We may need additional debt or equity financing to pursue our strategy and increase sales in the medical markets. Any financing that we need may not be available at all and, if available, may not be available on terms that are acceptable to us. Our failure to obtain financing on a timely basis, or on economically favorable terms, could prevent us from continuing our strategy or from responding to changing business or economic conditions, and could cause us to experience difficulty in withstanding adverse operating results or competing effectively.

Because some of our medical digitizers are incorporated into original equipment manufacturers' products which are regulated by the Food and Drug Administration, or FDA, our sales of these products are in part dependent upon these third parties obtaining FDA approval for their products.

      Our medical digitizers are incorporated into products sold by third-party original equipment manufactures, or OEMs. Some of these OEM products are regulated by the FDA and require FDA approval, prior to marketing the products in the United States. Obtaining FDA approval is a lengthy process and is handled by the third-party OEM. Accordingly, we are not in control of the process. In the event that we are unable to maintain our relationship with the OEM's which incorporate our products or enter into agreements with additional OEM's whose subsequently receive FDA approval, our business operating results and prospects will suffer.

Because a portion of our sales are outside the United States, we are subject to additional risks, including devaluations of foreign currencies, instability in key geographic markets, tariffs and other trade barriers which are not within our control.

      Our international sales subject us to the risk of loss in the event of devaluation of foreign currencies in which sales are made between the time of contract and payment. We do not enter into currency hedging transactions. In addition, our international sales would be adversely affected by political, social or economic instability or the imposition of tariffs and other trade barriers in the geographic markets in which we sell our products.

Because we face intense competition for our products, price discounting often occurs and may adversely affect our operating results.

      We compete with a variety of companies for sales of our medical imaging products. As a result, discounting among manufacturers and distributors of our products is intense. Increased price discounting could adversely effect our gross margins and operating results. We may not be able to effectively compete in the future and we may be required to discount our products to increase sales.

Our products may become obsolete.

      Our ability to compete effectively will depend, in large part, on our ability to offer state of the art products. Our competitors might develop and sell new products that are technically superior to our current product line that could result in our inability to sell existing products or our inability to sell our products without offering a significant discount. We cannot give any assurance that our products will not become obsolete in the future or that we will be able to upgrade our product line or introduce new products if required.

We depend upon a limited number of suppliers and manufacturers for our products, and certain components in our products may be available from a sole or limited number of suppliers.

      Our products are generally either manufactured and assembled for us by a sole manufacturer, by a limited number of manufacturers or assembled by us from supplies we obtain from a limited number of suppliers. Critical components required to manufacture these products, whether by outside manufacturers or directly, may be available from a sole or limited number of component suppliers. We generally do not have long-term arrangements with any of our manufacturers or suppliers. The loss of a sole or key manufacturer or supplier would impair our ability to deliver products to customers in a timely manner and would adversely affect our sales and operating results. Our business would be harmed if any of our manufacturers or suppliers could not meet our quality and performance specifications and quantity and timing requirements.

We may be unable to secure cooperation from manufacturers of digital mammography equipment necessary for us to develop and offer CAD systems for use with such digital mammography systems.

      We require cooperation from the manufacturer of digital mammography systems to modify our CAD software for use with and display in connection with digital mammography systems produced by these manufacturers. As potential customers supplement or replace current film-based mammography devices with digital mammography systems the refusal or unwillingness of any such manufacturer of digital mammography systems to cooperate with us could adversely affect our ability to market our products.

Provisions of our corporate charter documents and Delaware law could delay or prevent a change of control.

      Our certificate of incorporation authorizes our board of directors to issue up to 1,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our board of directors, without further action by stockholders, and may include, among other things, voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion and redemption rights, and sinking fund provisions. There are two series of preferred stock currently outstanding which have dividend and liquidation preferences over our common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell our assets to a third party. In addition, our certificate of incorporation provides for the classification of our board of directors into three classes, as nearly equal in number as possible. One class of directors is elected at each annual meeting to serve a term of three years. At least two annual meetings of stockholders, instead of one, will be required to effect a change in a majority of our board of directors. The ability of our board of directors to issue preferred stock and the classification of our board into three separate classes, could discourage, delay, or prevent a takeover of us thereby preserving control by the current stockholders.

      As a Delaware corporation, we are subject to the General Corporation Law of the State of Delaware, including Section 203, an anti-takeover law enacted in 1988. In general, Section 203 restricts the ability of a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder. Subject to exceptions, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of a corporation's voting stock. As a result of the application of Section 203, potential acquirers may be discouraged from attempting to acquire us, thereby possibly depriving our stockholders of acquisition opportunities to sell or otherwise dispose of our stock at above-market prices typical of acquisitions.

The price of our common stock could be volatile.

      Our common stock is quoted on the Nasdaq SmallCap Market which has experienced, and is likely to experience in the future, significant price and volume fluctuations which could adversely affect the market price of our common stock without regard to the operating performance. In addition, the trading price of our common stock could be subject to significant fluctuations in response to actual or anticipated variations in our quarterly operating results announcements by us or our competitors, factors affecting the medical imaging industry generally, changes in national or regional economic conditions, changes in securities analysts' estimates for our competitors' or industry's future performance or general market conditions. The market price of our common stock could also be affected by general market price declines or market volatility in the future or future declines or volatility in the prices of stocks for companies in our industry.

Risks relating to the Medical Device Industry

We are subject to extensive regulation with potentially significant costs for compliance.

      The iCAD system for computer aided detection of breast cancer is a medical device subject to extensive regulation by the FDA under the Federal Food, Drug, and Cosmetic Act. The FDA's regulations govern, among other things, product development, product testing, product labeling, product storage, pre-market clearance or approval, advertising and promotion, and sales and distribution. Unanticipated changes in existing regulatory requirements or adoption of new requirements could, following the merger, adversely affect our business, financial condition and results of operations.

      The FDA's Quality System Regulation requires that we manufacture operations follow elaborate design, testing, control, documentation and other quality assurance procedures during the manufacturing process. We are subject to FDA regulations covering labeling regulations, adverse event reporting, and the FDA's general prohibition against promoting products for unapproved or off-label uses.

      Our manufacturing facilities are subject to periodic unannounced inspections by the FDA and corresponding state agencies and international regulatory authorities for compliance with extensive regulatory requirements. Although we believe our manufacturing facilities are currently in compliance with applicable requirements, there can be no assurance that the FDA, following an inspection of these manufacturing facilities, would determine that they are in full compliance. Our failure to fully comply with applicable regulations could result in the issuance of warning letters, non-approvals, suspensions of existing approvals, civil penalties and criminal fines, product seizures and recalls, operating restrictions, injunctions, and criminal prosecution.

      In order to market and sell our CAD products in certain countries outside of the United States we must obtain and maintain regulatory approvals and comply with the regulations of those countries. These regulations, including the requirements for approvals, and the time required for regulatory review, vary from country to country. Obtaining and maintaining foreign regulatory approvals is an expensive and time consuming process. We cannot be certain that we will be able to obtain the necessary regulatory approvals timely or at all in any foreign country in which we plans to market our CAD products, and if we fail to receive such approvals, our ability to generate revenue may be significantly diminished.

We may not be able to obtain regulatory approval for any of the other products that we may consider developing.

      We have received FDA approvals only for our currently offered CAD products. Before we are able to commercialize any other product, we must obtain regulatory approvals for each indicated use for that product. The process for satisfying these regulatory requirements is lengthy and will require us to comply with complex standards for research and development, testing, manufacturing, quality control, labeling, and promotion of products.

Our products may be recalled even after we have received FDA approval or clearance.

      If the safety or efficacy of our products are called into question, the FDA and similar governmental authorities in other countries may require us to recall our products. This is true even if our product has previously received approval or clearance by the FDA or a similar governmental body. Such a recall could be the result of component failures, manufacturing errors or design defects, including defects in labeling. Such a recall would divert the focus of our management and our financial resources and could materially and adversely affect our reputation with customers.

Reforms in reimbursement procedures by Medicare or other third-parties may adversely affect our business.

      In the United States, Medicare and a number of commercial third-party payers provide reimbursements for the use of CAD in connection with mammography screening and diagnostics. In the future, however, these reimbursements may be unavailable or inadequate due to changes in applicable legislation or regulations, changes in attitudes toward the use of mammograms for broad screening to detect breast cancer or due to changes in the reimbursement policies of third-party payers. As a result, healthcare providers may be unwilling to purchase our CAD products or any of our future products, which could significantly harm our business, financial condition and operating results.

      Acceptance of our products outside of the United States depends, in part, upon the availability of similar reimbursements in the markets in which we intend to focus our international marketing activities. Reimbursements and health insurance systems in markets outside of the United States vary from country to country. If we are unable to qualify our products for reimbursement outside of the United States, we may not be able to gain international market acceptance for our products.

      There is no guaranty that any of the products which we contemplate developing will become eligible for reimbursements or health insurance coverage in the United States or abroad at favorable rates or even at all or maintain eligibility.

The sales cycle for our products is lengthy and unpredictable and our quarterly results will be unpredictable.

      Many of the customers of ours medical imaging products are institutional organizations, such as hospitals, with significant purchasing power and cyclical ordering practices. Although our CAD system is currently less expensive than the devices of our competitors, the purchase of the iCAD CAD system requires a material capital expenditure that will likely require approval of our customers' senior management and result in a lengthy sales and purchase order cycle. Consequently, we may be unable to accurately estimate our manufacturing and support requirements. Our larger institutional customers may also demand discounted prices on our products. As a result, our actual sales may differ significantly from our estimated sales and we may incorrectly allocate our resources. If we are unable to accurately project sales and allocate corresponding resources, we may incur substantial fluctuations in our operating results for any given quarter.

      Even if we are able to achieve profitability in future fiscal periods, it may occur in a quarter with concentrated revenue. In that case, we would expect reduced revenue in the following quarter or quarters, and possibly a quarterly loss or quarterly losses. As a result, stockholders may not be able to rely upon our operating results in any particular period as an indication of future performance.

The medical equipment industry is litigious, we have has been and may be sued again for allegedly violating the intellectual property rights of others.

      The medical technology industry is characterized by a substantial amount of litigation and related administrative proceedings regarding patents and intellectual property rights. In addition, major medical device companies have used litigation against emerging growth companies as a means of gaining a competitive advantage.

      From time to time, we may learn of allegations or threats from third parties drawing our attention to their patent rights. We are currently a defendant in an action where the plaintiff's allege that we have infringed upon certain of the third party's patents. There may be other patent rights of which we are presently unaware. We anticipate that the costs associated with its legal defense against claims of patent infringement by a competitor in the CAD industry will have a material and adverse effect on its financial condition during the period of the litigation.

      Should third parties file patent applications or be issued patents claiming technology also claimed us in pending applications, we may be required to participate in interference proceedings in the U.S. Patent and Trademark Office to determine the relative priorities of its inventions and the third parties' inventions. We could also be required to participate in interference proceedings involving any patents which may be issued to us and pending applications of another entity. An adverse outcome in an interference proceeding could require us to cease using the technology or to license rights from prevailing third parties.

We are also aware of third parties whose business involves the use of CAD systems. Certain of these parties have issued patents or pending patent applications on technology that they may assert against us. Third parties may claim we are using their patented inventions and may go to court to stop us from engaging in our normal operations and activities. These lawsuits are expensive to defend and conduct and would also consume and divert the time and attention of our management. A court may decide that we are infringing a third party's patents and may order us to cease the infringing activity. The court could also order us to pay damages for the infringement. These damages could be substantial and could harm our business, financial condition and operating results.

      If we are unable to obtain any necessary license following a determination of infringement or an adverse determination in litigation or in interference or other administrative proceedings, we would have to redesign our products to avoid infringing a third party's patent and could temporarily or permanently have to discontinue manufacturing and selling some of our products. If this were to occur, it would negatively impact future revenue and would have a material adverse effect on our business, financial condition and results of operations.

We may be unable to protect our intellectual property rights and, consequently, our competitors may benefit from our efforts and compete directly against us.

      Presently, patent applications have been filed for aspects of the proprietary technology employed by us in our CAD and medical digitizer products. Our patent applications, or any patents which may be issued to us, may be challenged, invalidated or circumvented by third parties. Any patent ultimately issued to us may not be in a form that will be beneficial to us. To the extent the we are unable to adequately protect any of the intellectual property used in connection with our current or any future products, competitors may take advantage of the situation and produce competing products, which could harm our competitive position and ultimately harm our operating results.

      We also rely on a combination of copyright, trade secret and trademark laws, and nondisclosure, confidentiality agreements and other contractual restrictions to protect our proprietary technology. However, these legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep any competitive advantage. We may not be able to prevent the unauthorized disclosure or misappropriation of our technical knowledge or other trade secrets by employees. If that were to occur, our proprietary technologies and software applications would lose value and our business, results or operations and financial condition could be materially adversely affected.

      Adverse events could undermine our efforts to protect our intellectual property. Our competitors may be able to develop competing technologies or products that do not infringe any of our intellectual property rights. Even if a competitor infringes our intellectual property rights, we may be unable to bring, or prevail in, a suit to protect our rights.

      Furthermore, the laws of some foreign countries may not adequately protect our intellectual property rights. As a result of all of these factors, our efforts to protect our intellectual property may not be adequate, and our competitors may independently develop similar competing technologies or products, duplicate our products, or design around our intellectual property rights. This would harm our competitive position, decrease our market share, or otherwise harm our business.

We may be unable to secure licenses for any technology which may be necessary to improve current or future products

      It is likely that the technology underlying our existing and planned products may be fundamentally improved and that the resulting technology may be owned by third parties. As a result, we may be required to obtain licenses to this new technology to improve our current or future products. The cost of licensing such technology may significantly increase the unit cost of our products.

      We may be unable to obtain favorable terms for licenses for this new technology or, alternatively, the owners of the technology may refuse to license it to us in order to maintain their own competitive advantage. In either case, our products may not be competitive with the products manufactured by others. Even we were able to obtain rights to a third party's patented intellectual property, these rights may be non-exclusive, thereby giving our competitors access to the same intellectual property.

Some studies have questioned the efficacy of using mammography as a method to reduce mortality. If mammography proves to be less effective, our business would be seriously harmed. In addition, competing technologies could replace mammography as the preferred method for screening for breast cancer.

      We are aware that the efficacy of screening mammography to reduce mortality has been questioned in several publications. Even if unproven, this could lead to a reduction in the use of mammography as a tool to detect breast cancer in the United States and abroad. If mammography is ultimately proven to be ineffective, or if recommendations for regular mammograms were eliminated or reduced, our business would certainly be seriously harmed.

      We are also aware of companies that are developing alternatives to traditional breast cancer detection, including refractive light, thermal technologies, breast ultrasound, magnetic resonance imaging and non-imaging tests.

We may be exposed to significant product liability for which we may not be able to procure sufficient insurance coverage.

      Our business exposes us to potential product liability risks which are inherent in the testing, manufacturing, marketing and sale of medical imaging devices. If available at all, product liability insurance for the medical device industry generally is expensive. Currently, we have liability insurance coverage which we deem appropriate for our current stage of development. No assurance can be given that this level of coverage will be adequate or that adequate insurance coverage will be available in sufficient amounts or at a reasonable cost in the future, or that a product liability claim would not have a material adverse effect on us.

We may not be able to successfully implement our current business model or effectively manage our growth.

      We only commenced generating revenue from the sale of MammoReaderTM, our first CAD product, in 2002. Sales of our products may not generate sufficient cash to support our future operations. There can be no assurance that adequate funds for our operations, whether from our revenues, financial markets, collaborative or other arrangements with corporate partners, if any, or from other sources, will be available when needed or on terms attractive to us. The inability to obtain sufficient funds may require us to delay, scale back or eliminate some or all of our development activities, clinical studies and/or regulatory activities or to license third parties to commercialize products or technologies that we would otherwise seek to internally develop. No assurance can be given that any future technologies or products that may be developed by us will be successfully developed, commercialized or accepted by the marketplace or that sufficient revenues will be realized to support our operations or future research and development programs.

      To address these risks, we must, among other things, establish, maintain and increase our relationships with radiologists and other members of the health care industry, implement and successfully execute our business and marketing strategies, respond to competitive developments, and attract, retain and motivate qualified personnel. There can be no assurance that we will be successful in addressing such risks, and the failure to do so could have a material adverse effect on our business, financial condition and results of operations.

Our future prospects depend on our ability to retain current key employees and attract additional qualified personnel.

      Our success depends in large part on the abilities and continued service of our executive officers and other key employees. We may not be able to retain the services of our executive officers and other key employees. The loss of executive officers or other key personnel could have a material adverse effect on us.

      In addition, in order to support our continued growth, we will be required to effectively recruit, develop and retain additional qualified personnel. If we are unable to attract and retain additional necessary personnel, it could delay or hinder our plans for growth. Competition for such personnel is intense, and there can be no assurance that we will be able to successfully attract, assimilate or retain sufficiently qualified personnel. The failure to retain and attract necessary personnel could have a material adverse effect on our business, financial condition and results of operations.

Some of our competitors have significantly greater resources and may prevent us from achieving or maintaining significant market share. As the market for CAD grows, competition for mammography products will likely increase.

      The medical equipment market is highly competitive and changes rapidly. Competitors in this market are highly sensitive to the introduction of new products and competitors. Other well known medical imaging equipment manufacturers have explored the possibility of introducing their own versions of CAD products into the market. Because many of these companies have significantly greater resources than we have, they may be able to respond more quickly to the evolving and emerging technologies in the market and they may be better suited to respond the changing needs of their customers. The financial strength of many of these companies may enable them to develop their own proprietary CAD products or acquire our competitors to bring competing products to market more quickly. Additionally, some of these companies benefit from name recognition, established relationships with healthcare professionals, diversified product lines, established distribution channels, and greater product development, manufacturing, and sales and marketing resources.

      We currently face direct competition from R2 Technology, Inc. and CADx Medical Systems. Each of those competitors has received FDA approval to market their respective CAD systems for use in mammography screening and diagnostics. We also expect that Scanis, Inc.

will receive FDA approval to market our CAD product within the next 12 months. We expect that as the market for CAD grows, other competitors may seek to introduce CAD products priced even lower than ours. Customers seeking a low-cost CAD solution may prefer a competitor's lower-priced product to us and may result in pricing cutting by us which will reduce our profit margin.

We rely exclusively on one distributor in the United States for the sale, service, installation and distribution of our CAD products, and that distributor has entered into an agreement to be acquired by General Electric Corporation. If that distributor fails, or is unable, to allocate sufficient resources to sell, service, install and distribute our products, or otherwise alters our commitment and efforts to sell, service, install and distribute our products as a result of the acquisition of the distributor by General Electric or any other party or otherwise, our financial condition will suffer.

      We have appointed Instrumentarium Imaging, Inc. as our exclusive distributor in the United States for the sale, service, installation and distribution of its MammoReader products. If Instrumentarium Imaging. becomes subject to financial difficulty or otherwise does not commit the resources necessary to execute our sales, service, installation and marketing strategy, we will be required to establish alternative sales channels and mechanisms for installation, service and support of our products. Such a process could result in increased costs and reduced sales, and could have a material adverse effect on our business, financial condition and results of operations.

Future sales of shares of our common stock could affect the market price of our common stock and our ability to raise additional capital.

      We have previously issued a substantial number of shares of common stock, which are eligible for resale under Rule 144 of the Securities Act, and may become freely tradable. We have also registered a substantial number of shares of common stock that are issuable upon the exercise of options. If holders of options choose to exercise their purchase rights and sell shares of common stock in the public market, or if holders of currently restricted shares choose to sell such shares in the public market under Rule 144 or otherwise, the prevailing market price for our common stock may decline. Future public sales of shares of common stock may adversely affect the market price of our common stock or our future ability to raise capital by offering equity securities.

Use of Proceeds

      We will not receive any proceeds from the sale by the selling stockholder named in this prospectus.

      We have agreed to pay expenses in connection with the registration of the shares being offered by the selling stockholder.

                               Selling Stockholder

      Based on information provided by the selling stockholder, the following table sets forth certain information regarding the selling stockholder:

      The table below assumes for calculating the stockholder's beneficial and percentage ownership that options, warrants or convertible securities that are held by such stockholder (but not held by any other person) and are exercisable within 60 days from the date this prospectus have been exercised and converted. The table also assumes the sale of all of the shares being offered.

                                                                                        Common Stock Beneficially
                                                                                         Owned After the Offering
                                                                                         ------------------------
                                             Number of Shares of
                                                 Common Stock                                          Percent of
                                              Beneficially Owned          Shares         Number        Outstanding
  Selling Security Holder                   Prior to the Offering     Being Offered     of Shares        Shares
  -----------------------                   ---------------------     -------------     ---------        ------
Blank Rome LLP                                     500,000                500,000           0               0

      Blank Rome LLP has acted as our counsel in connection with this offering and for more than the past three years has acted as our counsel in connection with other matters.

                              Plan of Distribution

      We have been advised that the selling stockholder, which may include pledgees, donees, transferees or other successors-in-interest who have received shares from a selling stockholder after the date of this prospectus, may from time to time, sell all or a portion of the shares in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to these market prices or at negotiated prices.

      All costs, expenses and fees in connection with the registration of the shares offered by this prospectus shall be borne by us. Brokerage costs, if any, attributable to the sale of shares will be borne by the selling stockholder

      The shares may be sold by the selling stockholder by one or more of the following methods:

            o block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the shares as principal to facilitate the transaction;

            o purchases by a broker or dealer as principal and resale by such broker dealer for its account pursuant to this prospectus;

            o an exchange distribution in accordance with the rules of the applicable exchange;

            o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

            o     through put and call options relating to the shares;

            o     negotiated transactions;

            o a combination of any such methods of sale at market prices prevailing at the time of the sale or at negotiated prices; and

            o     any other method permitted pursuant to applicable law.

      The transactions described above may or may not involve brokers or dealers.

      A selling stockholder will not be restricted as to the price or prices at which the selling stockholder may sell its shares. Sales of shares by the selling stockholder may depress the market price of our common stock since the number of shares which may be sold by the selling stockholder is relatively large compared to the historical average weekly trading of our common stock. Accordingly, if the selling stockholder were to sell, or attempt to sell, all of such shares at once or during a short time period, we believe such a transaction could adversely affect the market price of our common stock.

      From time to time a selling stockholder may pledge its shares under margin provisions of customer agreements with its brokers or under loans with third parties. Upon a default by the selling stockholder, the broker or such third party may offer and sell any pledged shares from time to time.

      In effecting sales, brokers and dealers engaged by a selling stockholder may arrange for other brokers or dealers to participate in the sales as agents or principals. Brokers or dealers may receive commissions or discounts from the selling stockholder or, if the broker-dealer acts as agent for the purchaser of such shares, from the purchaser in amounts to be negotiated, which compensation as to a particular broker dealer might be in excess of customary commissions which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share, and to the extent the broker-dealer is unable to do so acting as agent for a selling stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as principal may then resell those shares from time to time in transactions

            o     in the over-the counter market or otherwise;

            o     at prices and on terms prevailing at the time of sale;

            o     at prices related to the then-current market price; or

            o     in negotiated transactions.

      These resales may involve block transactions or sales to and through other broker-dealers, including any of the transactions described above. In connection with these sales, these broker-dealers may pay to or receive from the purchasers of those shares commissions as described above. The selling stockholder may also sell the shares in open market transactions under Rule 144 under the Securities Act, rather than under this prospectus.

      The selling stockholder and any broker-dealers or agents that participate with the selling stockholder in sales of the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In this event, any commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

      We have agreed to indemnify the selling stockholder against certain liabilities under the Securities Act. The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

      The selling stockholder is subject to applicable provisions of the Securities Exchange Act of 1934 and the SEC's rules and regulations, including Regulation M, which provisions may limit the timing of purchases and sales of the shares by the selling stockholder.

      In order to comply with certain states' securities laws, if applicable, the shares may be sold in those jurisdictions only through registered or licensed brokers or dealers. In certain states the shares may not be sold unless the shares have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

                                  Legal Matters

      Blank Rome LLP of New York, New York will pass upon the validity of the shares of common stock being offered by this prospectus.

                                     Experts

      The financial statements and schedule of iCAD incorporated in this prospectus by reference from iCAD's Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by BDO Seidman, LLP, independent certified public accountants. The financial statements and schedule referred to above have been so incorporated by reference herein in reliance upon the reports of such firm given upon its authority as experts in accounting and auditing.

                       Where You Can Find More Information

      We are subject to the informational requirements of the Securities Exchange Act of 1934 and we file reports and other information with the SEC.

      You may read and copy any of the reports, statements, or other information we file with the SEC at the SEC's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site at http://www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC. The Nasdaq Stock Market maintains a Web site at http://www.nasdaq.com that contains reports, proxy statements and other information filed by us.

                 Incorporation of Certain Documents By Reference

      We have filed with the SEC, Washington, D.C., a registration statement on Form S-3 under the Securities Act of 1933, covering the securities offered by this prospectus. This prospectus does not contain all of the information that you can find in our registration statement and the exhibits to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance such statement is qualified by reference to each such contract or document filed or incorporated by reference as an exhibit to the registration statement.

      The SEC allows us to "incorporate by reference" the information we file with them. This means that we can disclose important information to you by referring you to other documents that are legally considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede the information in this prospectus and the documents listed below. We incorporate by reference the documents listed below, and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all the shares.

1.    Our Annual Report on Form 10-K for the fiscal year ended December 31,
      2002;

2.    Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

3. The description of our common stock and our preferred share purchase rights contained in our registration statements on Form 8-A filed with the SEC and any amendments thereto;

4. All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this prospectus and prior to the termination of this offering, except the Compensation Committee Report on Executive Compensation and the performance graph included in any Proxy Statement filed by us pursuant to
      Section 14 of the Exchange Act; and

5. All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of the initial filing of this registration statement and prior to the effectiveness of this registration statement.

      You may request a copy of these filings, other than the exhibits, by writing or telephoning us at iCAD, Inc., 4 Townsend West, Suite 17, Nashua, New Hampshire 03063, telephone number (603) 882-5200.

      We have not authorized anyone else to provide you with information different from that contained or incorporated by reference in this prospectus. This prospectus is not an offer to sell nor is it a solicitation of an offer to buy any security in any jurisdiction where the offer or sale is not permitted. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus or that the information contained in this prospectus or incorporated by reference herein is correct as of any time subsequent to its date.

                                   iCAD, Inc.

                         500,000 shares of Common Stock

                                   Prospectus

                                 _________, 2003

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

      The expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered (estimated except for the SEC Registration fee)are as follows:

SEC Registration Fee                    $   113.26

Accounting Fees and Expenses            $10,000.00

Legal Fees and Expenses                 $10,000.00

Miscellaneous Expenses                  $ 4,886.74
                                        ----------
Total                                   $25,000.00

Item 15. Indemnification of Directors and Officers.

      Section 145 of the General Corporation Law of the State of Delaware ("GCL") provides for the indemnification of officers and directors under certain circumstances against expenses incurred in successfully defending against a claim and authorizes Delaware corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director.

      Section 102(b) of the GCL permits a corporation, by so providing in its certificate of incorporation, to eliminate or limit director's liability to the corporation and its shareholders for monetary damages arising out of certain alleged breaches of their fiduciary duty. Section 102(b)(7) of the GCL provides that no such limitation of liability may affect a director's liability with respect to any of the following: (i) breaches of the director's duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not made in good faith or which involve intentional misconduct of knowing violations of law;
(iii) liability for dividends paid or stock repurchased or redeemed in violation of the GCL; or (iv) any transaction from which the director derived an improper personal benefit. Section 102(b)(7) does not authorize any limitation on the ability of the corporation or its shareholders to obtain injunctive relief, specific performance or other equitable relief against directors.

      Article Eighth of the registrant's Certificate of Incorporation and the registrant's By-laws provide for indemnification to the fullest extent permitted or authorized by the GCL or judicial or administrative decisions of each person who was or is a party or threatened to be made a party, or was, or is a witness, to any threatened pending or completed action, suit, or proceeding against any liability or cost or expense asserted against him or incurred by him by reason of the fact that he is or was shall a director, officer or employee of the registrant or is or was an agent of the registrant to whom the registrant has agreed to grant such indemnity or is serving or was serving, at the registrant's request, as an officer , director or employee of another entity or is serving as an agent of another entity to whom the Corporation has agreed to grant indemnity. The foregoing right of indemnification shall not be deemed to be exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of shareholders or disinterested directors, or otherwise.

      Article Tenth of the registrant's Certificate of Incorporation provides that no director of the registrant shall be personally liable to the registrant or its stockholders for any monetary damages for breaches of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the registrant or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the GCL; or (iv) for any transaction from which the director derived an improper personal benefit.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16. Exhibits.

      5      Opinion of Blank Rome LLP

      23.1   Consent of BDO Seidman, LLP

      23.2   Consent of Blank Rome LLP (included in Exhibit 5)

      24 Power of Attorney (included on the signature page of the Registration Statement)

Item 17. Undertakings

Undertaking Required by Regulation S-K, Item 512(a).

The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

            ii. To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

            iii. To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that clauses (i) and (ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Undertaking Required by Regulation S-K, Item 512(b).

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

Undertaking required by Regulation S-K, Item 512(h).

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashua, State of New Hampshire, on the 1st day of August 2003.

                                       ICAD, INC.


                                       By: /s/ W. Scott Parr
                                           -------------------------------------
                                           W. Scott Parr
                                           Chief Executive Officer and President

      Each person whose signature appears below authorizes each of W. Scott Parr and Annette Heroux, or either of them acting individually, as his true and lawful attorney-in-fact, each with full power of substitution, to sign the Registration Statement on Form S-3 of iCAD, Inc., including any and all pre-effective and post-effective amendments, in the name and on behalf of each such person, individually and in each capacity stated below, and to file the same, with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission.

      In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following person in the capacities and on the dates stated.

Signature                                       Title                                Date
---------                                       -----                                ----
/s/ Robert Howard              Chairman of the Board and Director               August 1, 2003
---------------------------
Robert Howard

/s/ W. Scott Parr              Chief Executive Officer, President and           August 1, 2003
---------------------------    Director (Principal Executive Officer)
W. Scott Parr

/s/ Annette Heroux             Vice President Finance, Chief Financial          August 1, 2003
---------------------------    Officer (Principal Financial and Accounting
Annette Heroux                 Officer)

/s/ James Harlan               Director                                         August 1, 2003
---------------------------
James Harlan

/s/ Maha Sallam                Director                                         August 1, 2003
---------------------------
Maha Sallam

/s/ Brett Smith                Director                                         August 1, 2003
---------------------------
Brett Smith

Signature                                       Title                                Date
---------                                       -----                                ----
/s/ Elliot Sussman             Director                                         August 1, 2003
---------------------------
Elliot Sussman

/s/ Kevin Woods                Director                                         August 1, 2003
---------------------------
Kevin Woods